EXHIBIT 99.5

BOARD MINUTES

MINUTES OF THE BOARD OF DIRECTORS

OF

THE MADONNA CORPORATION

At a meeting of the Board of Directors of The Madonna Corporation held in the city Of Calgary in the Province of Alberta, Canada, notice duly waived and both directors present, the following resolutions were passed:

RESOLVED: that The Madonna Corporation agree to purchase a group of mining Claims from its President, Thomas J. Charlton.  The claims are described as:

Long Lake Property, Abrey Township, NW Ontario, NTS 42E/10

CLAIM NUMBER	UNITS	EXPIRY DATE	WORK REQUIREMENT

TB 3011324 (1)	2	March 17, 2005	$800
TB 3011325 (1)	2	March 17, 2005	$800
TB 3011326 (1)	2	March 17, 2005	$800
TB 3011327 (1)	2	March 17, 2005	$800
TB 3011328 (1)	2	March 17, 2005	$800
TB 3011332 (1)	4	March 17, 2005	$1,600
TB 3011333 (1)	2	March 17, 2005	$800
TB 941332 (2)	1	January 27, 2005	$400
TB 941333 (2)	1	January 27, 2005	$400
TB 941334 (2)	1	January 27, 2005	$400
TB 941335 (2)	1	January 27, 2005	$400
TB 941336 (2)	1	January 27, 2005	$400
TB 941337 (2)	1	January 27, 2005	$400

The Board also noted the short time fuse on partial work requirements and agreed to either get an acceptable extension or provide the funding to perform the work.  The resolution was carried.

RESOLVED:

that the Board take all necessary steps to achieve a forward split of the corporation’s issued and outstanding common stock on  a ten to one (10 – 1) basis.  Resolution carried.

There being no further business, the meeting was adjourned.